                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


               International Lottery & Totalizator Systems, Inc.
               --------------------------------------------------
                                (NAME OF ISSUER)


                                 Common Shares
                -----------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



               -------------------------------------------------
                                 (CUSIP NUMBER)

               Chan Kien Sing (MR), Level 17 Menara Shahzan Insas,
                  30 Jalan Sultan Ismail, 50250 Kuala Lumpur,
                         Malaysia. TEL: 011-603-9352822
               ---------------------------------------------------
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                  July 6, 1998
               ---------------------------------------------------
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                              (Page 1 of 3 Pages)
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CUSIP NO. 000000 00 0                13D                       Page 2 of 3 Pages
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--------------  ----------------------------------------------------------------
      1         NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF
                ABOVE PERSONS
                Berjaya Lottery MANAGEMENT (HK) LIMITED
--------------  ----------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a) [ ]
                     (b) [X]
--------------  ----------------------------------------------------------------
      3         SEC USE ONLY

--------------  ----------------------------------------------------------------
      4         SOURCE OF FUNDS (See Instructions)
                Not Applicable
--------------  ----------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
                     [ ]
--------------  ----------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION
                     STATE OF
--------------  ----------------------------------------------------------------
   NUMBER OF           7        SOLE VOTING POWER
    SHARES                           2,260,000
 BENEFICIALLY   --------------  ------------------------------------------------
  OWNED BY             8        SHARED VOTING POWER
    EACH                             -0-
  REPORTING     --------------  ------------------------------------------------
 PERSON WITH           9        SOLE DISPOSITIVE POWER
                                     2,260,000
                --------------  ------------------------------------------------
                      10        SHARED DISPOSITIVE POWER
                                     -0-
--------------  ----------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     2,260,000
--------------  ----------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
                SHARES
                     [ ]  Not Applicable
--------------  ----------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                     38%
--------------  ----------------------------------------------------------------
     14         TYPE OF REPORTING PERSON
                     CO
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                                    SIGNATURE


     After reasonable inguiry and to the best of my knowledge and belief. I certify that the information set forth in this statement is true, complete and correct.



                                        July 7, 1998
                                        -----------------------------------
                                                      (Date)

                                        /s/ CHAN KIEN SING
                                        -----------------------------------
                                                   (Signature)

                                        Chan Kien Sing, Director
                                        -----------------------------------
                                                  (Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).